Filed pursuant to Rule 424(b)(3)

Registration No. 333-114188

30,062,200 Ordinary Shares

This prospectus relates to the sale, from time to time, of up to 30,062,200 of our ordinary shares that are deliverable upon the exercise of Air France-KLM warrants including Air France-KLM warrants held in the form of Air France-KLM American Depositary Warrants, or ADWs. Each ADW currently represents the right to receive one warrant.

Every three Air France-KLM warrants entitle their holder to subscribe for or acquire from Air France-KLM, on any business day during the period of 24 months beginning on November 6, 2005 and expiring on November 6, 2007, two Air France-KLM ordinary shares, at an exercise price of €20 per Air France-KLM ordinary share, subject to adjustment upon occurrence of certain events.

Every three Air France-KLM ADWs entitle their holder to subscribe for and acquire from Air France-KLM, on any business day beginning on November 6, 2005 and expiring on November 6, 2007, two Air France-KLM ordinary shares, or American Depositary Shares, or ADSs, representing two Air France-KLM ordinary shares, at an exercise price of €20 per Air France-KLM ordinary share, subject to adjustment upon the occurrence of certain events and further subject to the fees of the Depositary for the ADWs. Each ADS currently represents the right to receive one ordinary share. The ADSs are eligible for clearance and settlement through the facilities of The Depository Trust Company.

The warrants and the ADWs were issued on May 5, 2004 and on May 21, 2004 to holders of the common shares, including common shares in the form of New York Registry Shares, of KLM Royal Dutch Airlines in connection with the business combination of Air France and KLM.

Our ordinary shares and our warrants to purchase our ordinary shares are listed on the Eurolist of Euronext Paris under the symbols “AFP” and “WAFP”, respectively, and on Euronext Amsterdam under the symbols “AFA” and “WAFA”, respectively. Our ordinary shares in the form of American Depositary Shares and our warrants in the form of American Depositary Warrants are listed on the New York Stock Exchange under the symbols “AKH” and “AKH WS”, respectively. The last reported sale price of our ordinary shares on the Eurolist of Euronext Paris on November 3, 2005 was €14.33 per ordinary share. The last reported sales price of our ordinary shares in the form of ADSs on the New York Stock Exchange on November 3, 2005 was $17.03 per ADS.

Air France-KLM will receive all proceeds from the exercise of warrants (including warrants in the form of ADWs), other than any expenses and fees as described in this prospectus under the heading “Plan of Distribution.” The amount of net proceeds that Air France-KLM ultimately receives upon exercise of the warrants will depend on the number of warrants that are exercised, the adjusted exercise price at the time of exercise and the amount of these expenses and fees.

Please see “Risk Factors” beginning on page 5 of this prospectus to read about factors you should consider before exercising our warrants or ADWs.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Air France-KLM expects to deliver the ordinary shares and ADSs issuable upon exercise of the warrants (including warrants in the form of ADWs) from time to time after the exercise and payment of the exercise price, in accordance with the procedures described in this prospectus.

The date of this prospectus is November 4, 2005

You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference “forward-looking statements” regarding the intent, belief or current expectations of Air France-KLM and its directors and officers about Air France-KLM and its businesses. Generally, words such as “may”, “will”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “plan”, “seek”, “continue” or similar expressions identify forward-looking statements.

We caution that these statements are further qualified by the risk factors disclosed in this prospectus that could cause actual results to differ materially from those in the forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. See “Risk Factors”.

These forward-looking statements are not guarantees of future performance. Rather, they are based on current views and assumptions and involve known and unknown risks, uncertainties and other factors, many of which are outside our control and are difficult to predict, that may cause actual results or developments to differ materially from any future results or developments expressed or implied from the forward-looking statements. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include, among other factors:

•	our ability to develop an integrated strategy for Air France and KLM,

•	the future level of air travel demand,

•	competitive pressure among companies in our industry,

•	changes in the cost of fuel or the exchange rate of the euro to the dollar and other currencies,

•	actions or decisions by courts and regulators or changes in applicable laws or regulations (or their interpretations), including the laws and regulations governing the structure of the combination of Air France and KLM, the right to service current and future markets and laws and regulations pertaining to the formation and operation of airline alliances,

•	our future load factors and yields,

•	the effects of terrorist attacks, the possibility or fear of such attacks and the threat or outbreak of epidemics, hostilities or war, including the adverse impact on general economic conditions, demand for travel, the costs of security, the cost and availability of aviation insurance coverage and war risk coverage and the price of jet fuel,

•	the impact on our financial condition and results of operations of our transition to reporting under International Financial Reporting Standards,

•	industrial actions or strikes by our employees or employees of our suppliers or airports, and

•	changing relationships with customers, suppliers and strategic partners.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we have filed with the United States Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf process, we may offer up to a total of 30,062,200 ordinary shares, from time to time, upon exercise of our warrants by warrantholders as described under the section in this prospectus entitled “Plan of Distribution”.

46,809,699 warrants and 31,206,466 ordinary shares issuable upon exercise of such warrants were registered with the SEC on a registration statement on Form F-4 filed by Air France on April 5, 2004. Of the 46,809,699 warrants, 45,093,299 are currently outstanding. We and Citibank, N.A., the Depositary for the ADSs and the ADWs, registered the issuance of ADWs and ADSs (including ADSs to be issued upon the exercise of warrants and ADWs) on registration statements on Form F-6 filed with the SEC on April 5, 2004.

This prospectus, including the information incorporated by reference herein, provides you with a general description of our ordinary shares and ADSs issuable upon exercise of the warrants or ADWs. The information that is incorporated by reference as described under the heading “Where You Can Find More Information,” may add, update or change information contained in this prospectus. You should read this prospectus together with additional information described below under the heading “Where You Can Find More Information.”

You should rely only on the information contained in or specifically incorporated by reference into this prospectus. No dealer, sales person or other individual has been authorized to give any information or to make any representations not contained in this prospectus. If given or made, such information or representations must not be relied upon as having been authorized by us.

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation.

The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of securities. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this prospectus or in our affairs since the date of this prospectus.

Unless the context otherwise requires, all references in this prospectus to “Air-France-KLM,” “we,” “our,” “our company, “us” and the “Company” refer to Air France-KLM and its consolidated subsidiaries.

All references in this prospectus to “ordinary shares” refer to our ordinary shares, nominal value €8.50 per share.

All references in this prospectus to “dollars” or “$” are to United States dollars.

AIR FRANCE – KLM

We are one of the largest airline groups in the world, ranking first worldwide in terms of international passengers carried as of December 31, 2004, according to the International Air Transport Association (IATA), and first among airlines in Europe in terms of traffic (revenue passenger-kilometers) for the financial year ended March 31, 2005, according to the Association of European Airlines (AEA), with an overall market share of 27.7%.

The business combination of Air France and KLM has also created a European and global leader in cargo activities. We currently rank second in the world (excluding integrators) in cargo activity, according to IATA. Air France and KLM are also active in the field of aircraft maintenance and are one of the world’s leading suppliers of maintenance services.

Air France and KLM organize their networks around two main hubs at Roissy-CDG and Amsterdam Schiphol airports.

Our registered office is located at 2, rue Robert Esnault-Pelterie, 75007 Paris, France. Our postal address is 45, rue de Paris, 95747 Roissy-CDG Cedex, France. Our main telephone number is +33 1 41 56 78 00.

ABOUT THE OFFERING

On May 6, 2004, Air France completed an offer to acquire all of the outstanding common shares, including common shares in the form of New York Registry Shares, of KLM Royal Dutch Airlines in exchange for Air France shares, or Air France American Depositary Shares (ADSs), and Air France warrants, or Air France American Depositary Warrants (ADWs) (now Air France-KLM shares/ADSs and Air France-KLM warrants/ADWs). In connection with the business combination, we registered 46,809,699 warrants and 31,206,466 ordinary shares to be issued upon exercise of the warrants on Form F-4, filed with the SEC on April 5, 2004. Of the 46,809,699 warrants, 45,093,299 are currently outstanding.

Three Air France-KLM warrants entitle their holder to subscribe for or acquire from Air France-KLM two Air France-KLM ordinary shares, at an exercise price of €20 per Air France-KLM ordinary share, subject to adjustment upon occurrence of certain events.

Three Air France-KLM ADWs entitle their holder to subscribe for or acquire from Air France-KLM two Air France-KLM ordinary shares or ADSs representing two Air France-KLM ordinary shares, at an exercise price of €20 per Air France-KLM ordinary share or ADS, subject to adjustment upon occurrence of certain events and further subject to the fees of the Depositary for the ADWs. Each ADS currently represents the right to receive one ordinary share. Each ADW currently represents the right to receive one warrant. We and Citibank, N.A., the Depositary for the ADSs and the ADWs, registered the issuance of ADWs and ADSs on Forms F-6, filed with the SEC on April 5, 2004.

Any requests for the exercise of warrants, including warrants represented by ADWs, during any calendar month will take effect at the earlier of the following two dates (an “Exercise Date”): (i) the last business day of such calendar month, and (ii) the seventh business day immediately preceding the expiration date of the warrants. Warrantholders (including holders of ADWs who have elected to receive ordinary shares upon the exercise of the warrants represented by their ADWs) will receive Air France-KLM ordinary shares on the seventh business day following the Exercise Date. Holders of ADWs, who elect to receive Air France-KLM ADSs upon the exercise of the warrants represented by their ADWs, will receive Air France-KLM ADSs promptly following the deposit with the Depositary of the Air France-KLM ordinary shares delivered as a result of the exercise of the underlying warrants.

In the United States, the Netherlands, and in France, trades in the secondary market of equity securities generally are required to settle on the third business day after the trade is entered into, unless the parties to any such trade expressly agree otherwise. Accordingly, exercising Air France-KLM warrant or ADW holders who wish to trade Air France-KLM ADSs or ordinary shares at any time (in the case of Euronext Amsterdam on an over-the-counter basis only) before the Air France-KLM ordinary shares or ADSs to be delivered on exercise have been received may be required, by virtue of the fact that the Air France-KLM ADSs and ordinary shares will not be delivered to them within three business days after exercising the Air France-KLM warrants or ADWs, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Exercising Air France-KLM warrant and ADW holders who wish to trade Air France-KLM ordinary shares or ADSs delivered upon exercise of Air France-KLM warrants or ADWs at any time before the date on which the Air France-KLM ordinary shares or ADSs are received by them should consult their own trading and settlement advisors.

The Air France-KLM warrants will be exercisable at any time during a period of 24 months beginning on November 6, 2005 and expiring on November 6, 2007. The ADWs will be exercisable on any business day from November 6, 2005 and expiring on November 6, 2007. Air France-KLM warrants and ADWs not exercised during the applicable exercise period will become automatically void at the end of the exercise period.

For more information on the terms and conditions of the warrants, including the method of exercise, payment and delivery of ordinary shares issued upon exercise of the warrants, certain restrictions on exercisability, please see “Item 10: Additional Information – Warrants” of our latest annual report on Form 20-F filed with the SEC, incorporated by reference herein. Our latest annual report filed with the SEC incorporated by reference herein also describes, at “Item 10: Additional Information”, our ordinary shares and ADSs issuable upon exercise of the warrants and the terms and conditions of our American Depositary Warrants.

Air France-KLM intends to make a public announcement of the results of this offering at the close of the warrant exercise period.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth as of March 31, 2005 under French GAAP: (i) the capitalization and indebtedness of Air France-KLM, (ii) the capitalization and indebtedness of Air France-KLM as adjusted to reflect the effects of the issuance on April 14, 2005 of Air France bonds convertible into and/or exchangeable for new and/or existing shares of Air France-KLM, and (iii) the capitalization and indebtedness of Air France-KLM as further adjusted to reflect the effect of the issuance of 30,062,200 ordinary shares in relation to the exercise of the warrants as if it occurred on March 31, 2005, assuming all warrants and ADWs currently outstanding are exercised for the acquisition of new ordinary shares at a price of €20 per ordinary share.

For the fiscal year ending March 31, 2006, Air France-KLM will prepare its financial statements in accordance with IFRS which may differ, perhaps materially, from financial statements prepared in accordance with French GAAP. See “Risk Factors – Risks Related to the Business – We are obliged to adopt new accounting standards that may materially change our financial statements and financial reporting”.

	As of March 31, 2005
	Actual	As adjusted to reflect the issuance of convertible bonds on April 14, 2005(1)	As further adjusted for the issuance of 30,062,200 ordinary shares upon exercise of the warrants
	(in € millions)
Long-term debt and capital lease obligations(2)	8,005	8,455	8,455
Short term debt	263	263	263

Short-term and long-term debt and capital lease obligations	8,268	8,718	8,718

Shareholders’ equity
Common stock	2,290	2,290	2,545
Additional paid-in capital	390	390	736
Treasury stock	(19)	(19)	(19)
Retained earnings	2,509	2,509	2,509
Cumulative translation adjustment	(9)	(9)	(9)
Total shareholders’ equity	5,161	5,161	5,762

Total capitalization	13,429	13,879	14,480

Note : (1)	In April 2005, Air France issued a 15-year convertible bond with an option to convert and/or exchange to new and/or existing Air France-KLM shares (“OCEANEs”) for a total of €450 million.

(2)	Includes €1,749 of secured or mortgaged debt and capital lease obligations.

USE OF PROCEEDS

The proceeds to Air France-KLM from the sale of our ordinary shares issuable upon the exercise of warrants, net of expenses of the offering estimated to be €466,000, are estimated to be approximately €600,778,000 assuming the exercise of all 45,093,299 warrants during the exercise period.

Air France-KLM expects to use the net proceeds of the exercise of the warrants for general corporate purposes.

RISK FACTORS

You should carefully consider the following risk factors before purchasing our ordinary shares. In addition to the other information included in this prospectus, considerations listed below could have a material adverse effect on our business, financial condition or results of operations, resulting in a decline in the trading price of our ordinary shares. The risks set forth below comprise all material risks currently known to us. However, there may be additional risks that we do not currently know of or that we currently deem immaterial based on the information available to us. You should also consider the additional information set forth in our SEC reports on Forms 20-F, 6-K and in the other documents considered a part of this prospectus. See “Where You Can Find More Information”.

Risks Related to the Airline Industry

Future terrorist attacks, the threat of attacks or regional instability, medical epidemics or threats or fears of epidemics may worsen conditions in the airline industry.

The terrorist attacks in the United States on September 11, 2001 had a significant negative effect on the global economy, political stability and market conditions around the world. Airlines, in particular, experienced significant revenue losses and incurred substantial additional costs, principally as a result of a decrease in demand for air travel, significantly higher costs of insurance and passenger and aircraft security, and decreases in the resale prices of some types of aircraft. Regional instability following hostilities in Iraq has also had a material adverse effect on the airline industry. Any future terrorist attack, military action, or the threat of attacks or action, in the Middle East or elsewhere, could result in a general reduction in airline passenger traffic and prices for airline travel, newly imposed air traffic restrictions in affected regions and an increase in fuel or insurance costs, all of which could have a material adverse effect on our business. Additionally, passenger volumes may significantly decrease in the event of a medical epidemic or threat or fear of an epidemic. For example, the outbreak of SARS in 2003 resulted in a sharp reduction in air traffic and revenue related to Asia. The prolonged existence of a medical epidemic, or the perception that an outbreak has not been contained or may occur again in the future, may have a material adverse effect on the demand for our air services to or from affected countries.

Insurance costs increased significantly after September 11, 2001, and may increase in the future, and the amount of available insurance coverage may be further limited as the result of similar events.

Following the terrorist attacks on September 11, 2001, insurance premiums for airlines increased significantly, especially for risks relating to terrorism. In addition, in the immediate aftermath of September 11, 2001, insurance companies renegotiated insurance coverage for certain risks relating to war and other hostilities, charging substantially higher rates and limiting coverage to a uniform amount of $50 million. As a result, the European Commission authorized European governments to offer coverage to airlines, at a charge, for loss amounts that exceeded the insurance coverage available in the market for war and other hostilities. In the event of further terrorist attacks or acts of war, government support similar or comparable to the coverage that was made available in the immediate aftermath of September 11, 2001 may not be made available, insurance premiums may be increased further or insurance may be made available only with additional limitations on coverage. Any failure to obtain adequate insurance coverage or insurance coverage at financially acceptable terms in the future would materially adversely affect our business, financial condition and results of operations.

Government support of airlines may have a distorting effect on competition in the airline industry.

Following the events of September 11, 2001, a number of countries took measures to help airlines extend coverage for damage caused to third parties on the ground as a result of terrorist acts, since the coverage available in the insurance market was limited. The French State and the Netherlands offered airlines, for a charge, an extension of coverage for loss amounts that exceeded the insurance coverage available in the market. From November 1, 2002, France and the Netherlands phased out this additional coverage at the direction of the European Commission, and European airline companies were required to obtain insurance coverage from private insurance companies. The United States, however, passed legislation permitting federal authorities to maintain government guarantees in favor of U.S. airline companies covering damage caused to third parties on the ground, passengers, crew and aircraft, at cost levels substantially below those borne by European airlines. In addition, in February 2005, the U.S. government took over US Airways pensions for machinists and attendants in exchange for a financial stake in US Airways.

Further, in May 2005, the U.S. government agreed to take over United Airlines pensions in exchange for a financial stake in its parent company, UAL Corp. Added to the substantial subsidies received from U.S. federal authorities and the costs of new security measures assumed by the U.S. federal authorities following the events of September 11, 2001, the reduced insurance costs paid by U.S. airlines have offered, and continue to offer, U.S. airlines a significant competitive advantage over their European competitors, particularly on routes over the North Atlantic. Similar measures taken by governmental authorities in the future may have a material adverse effect on our business.

High fixed costs and low profit margins may limit profitability in the airline industry.

The airline industry is characterized by low gross profit margins and high fixed costs. The expenses of each flight do not vary significantly with the number of passengers or amount of cargo carried and, therefore, a relatively small change in the number of passengers or in the pricing or traffic mix could have a significant effect on operating and financial results. Accordingly, a minor shortfall from expected business levels could have a material adverse effect on our financial performance.

The airline industry is by nature cyclical and seasonal, which may cause our results to vary widely.

Our businesses are highly sensitive to local, regional and international economic conditions. Our business, financial condition and results of operations are subject to changing economic and political conditions prevailing from time to time in the principal markets throughout the world. Because both business and leisure airline travel is discretionary, our business tends to experience severe adverse financial results during general economic downturns. In addition, during an economic downturn, we may also be required to accept delivery of new aircraft that we have agreed to purchase even if the new aircraft are not required for our current operations, or may be unable to dispose of unnecessary aircraft on financially acceptable terms.

The airline industry tends to be seasonal in nature. The demand for scheduled airline services is lowest during the winter months, which generally results in seasonal fluctuations in revenues and results of operations. Our results of operations for the interim periods of any financial year may not be indicative of our results of operations for the full year.

Changes in international, regional and local regulation and legislation could significantly increase our costs of operations or reduce our revenues.

Our operations are subject to a high degree of international, European and national regulation covering most aspects of its operation, including traffic rights, fare setting, operating standards (the most important of which relate to safety, security and aircraft noise), airport access and slot availability.

Additional laws and regulations and additional or increased taxes, airport and navigation rates and charges have been proposed from time to time that could significantly increase our cost of operations or reduce our revenues. The ability of European carriers to operate international routes is subject to change because the applicable arrangements between European and foreign governments may be amended from time to time, or because appropriate slots are not available. Laws or regulations enacted in the future may adversely affect our business.

Risks Related to the Business

The integration of Air France and KLM may be difficult and may not result in the benefits that we currently expect.

The development of Air France-KLM requires the integration of two major and complex activities that were run separately until the beginning of the financial year ended March 31, 2005. Air France-KLM may encounter difficulties with the integration of the activities of Air France and KLM and may not be able to achieve all of the objectives of and the synergies expected to result from the combination.

Regulatory authorities have imposed conditions and may impose additional conditions that could reduce the expected benefits of the combination.

Air France and KLM, in order to secure the approval of the combination by the European Commission on February 11, 2004, agreed to make a number of concessions in respect of the operations of Air France-KLM, including a commitment to release take-off and landing slots to competitors at certain airports. While we do not believe that compliance with these undertakings has had or will have a material adverse effect on our operations, the financial impact on us is difficult to predict with certainty.

Substantial competition from other major airlines, high-speed rail travel and “low-cost” airlines may harm our business.

The airline industry is highly competitive and prone to price discounting. The air travel market in the European Union has been fully liberalized and any European airline is able to compete with Air France and KLM in their domestic and European markets. Liberalization of the European market and the resulting competition among carriers has led to a general decrease of airfares and an increase in the number of competitors in many lines of business. We currently face substantial competition from other carriers. This competition is likely to increase further.

With respect to short-haul and medium-haul flights in or from France, the Netherlands and other European countries, we currently face competition from providers of alternative forms of transportation. In particular, we compete directly with the French high-speed train system (the TGV) on transportation to major French cities, which are the targeted market for Air France’s La Navette shuttle services. The Eurostar train service to London competes directly with Air France’s flights to London. An expansion of the TGV system within France or high-speed rail service within Europe generally could have a significant adverse effect on our business, financial condition and results of operations.

In addition, we face increasing competition from low-cost airlines that have become significant competitors in the European airline industry in recent years. The percentage of routes on which we compete with carriers having substantially lower operating costs has grown significantly over the past decade. Such competition is likely to continue at this level or intensify in the future. Moreover, the increase in pricing transparency resulting from the use of the Internet has enabled consumers to more easily obtain the lowest fare on any given route. Continued or increased competition from other carriers, including low-cost airlines, could have a material adverse effect on our business, financial condition, and results of operations.

We may be adversely affected by high jet fuel prices.

After labor costs, fuel costs constitute the single largest portion of our operating costs and have a major impact on our results of operations. For the year ended March 31, 2005, fuel costs represented 14.3% of our operating expenses, an increase of 33.3% from the prior year on a pro forma basis. The price of jet fuel is usually correlated to the price of petroleum. The average price of Brent IPE petroleum for the financial year ended March 31, 2005 was $42.70 per barrel and between January and March 2005 was $47.88 per barrel, and between April and June 2005 was $52.85 per barrel.

The price of Brent IPE petroleum on November 3, 2005 was U.S.$60.52 per barrel. The average price of jet fuel for the financial year ended March 31, 2005 was $440.42 per ton and between January and March 2005 was $487.30 per ton. These rates are very high by historical standards. Jet fuel costs may be affected by a number of factors, including fluctuations in the euro/dollar exchange rate, political events, war or the threat of war, and the coordinated pricing decisions of producer cartels such as OPEC. We seek to reduce this risk by hedging against the price of petroleum. We have additionally introduced a fuel surcharge per flight leg as from May 2004 which we increased in August 2004, October 2004, April 2005, and again in July 2005 due to the increasing price of fuel. We have also introduced a fuel surcharge on cargo operations. Notwithstanding the application of hedging policies, the introduction of a fuel surcharge and possible adjustments in fares across the industry during periods of sustained high fuel prices, high jet fuel costs have had a material adverse effect on our business, financial condition and results of operations in the past, and may have such an effect on us in the future. In addition, while we purchase our fuel in dollars, our reporting currency is the euro. Adverse fluctuations in foreign exchange rates may further exacerbate the effects of high fuel prices.

Fluctuations in foreign exchange rates and increases in interest rates may negatively affect our results.

Given the international nature of our business, we receive a large part of our revenues and incur an even larger part of our expenses in certain foreign currencies, particularly dollars, and will be exposed to fluctuations in the exchange rates between those currencies and the euro. Our dollar revenues are less than our dollar costs, such as fuel costs and payments under aircraft operating leases. As a result, the sharp decline of the dollar against the euro has had a positive impact on our profitability by decreasing our costs more rapidly than our revenues. However, if the dollar were to increase in value against the euro, our costs would rise more rapidly than revenues, negatively affecting profitability. We estimate that Air France-KLM’s net exposure to the dollar (dollar costs minus dollar revenues) for the current financial year is approximately $2.2 billion. We seek to reduce this risk by hedging against currency fluctuations. With respect to the British pound and Japanese yen, we currently have more revenues than costs in those currencies, so that a decrease in their value would have a negative effect on our profitability. As a result, significant increases in the value of the dollar or, to a lesser extent, decreases in the value of the pound or yen, could have a material adverse effect on our business, financial condition and results of operations, despite our efforts to hedge against these fluctuations.

We are also exposed to increases in interest rates. At March 31, 2005, 20% of Air France-KLM’s net debt had variable rates of interest. A significant rise in interest rates could substantially increase the cost of this debt, reducing our net income.

The failure of an alliance to develop or the decision by other members not to participate fully or to withdraw from an alliance could have a material adverse effect on our business.

Maintenance and development of alliances and other strategic relations are critical to our business. Air France and KLM are members of the SkyTeam alliance with Aeroméxico, Alitalia, Continental Airlines, CSA Czech Airlines, Delta Air Lines, Korean Air and Northwest Airlines. We also have a joint venture with Alitalia. The success of these alliances depends in part on the actions and strategic plans of the other airlines over which we have little control. The failure of an alliance to develop or the decision by other members not to participate fully or to withdraw from the alliance altogether could have a material adverse effect on our business.

In addition, we believe that further industry consolidation is likely, whether through additional alliances or otherwise. A failure to maintain or develop strategic alliances could adversely affect our business, financial condition and results of operations.

Our development of new routes depends on access to a limited number of “slots” at international airports that may be withdrawn if not sufficiently used.

Our ability to add additional flights to the existing schedules of Air France and KLM will be constrained, in part, by the availability of slots at the world’s main airports. In the European Union, air carriers must generally use an allocated slot at a minimum of 80% of the level of use during the period the slot was assigned. Air France and KLM may lose flight slots granted to them should they not use those slots at an 80% level. In addition, Air France and KLM have committed to the European Commission to make slots available to competitors on certain routes under certain circumstances.

Compliance with environmental regulations may affect our existing or future operations and result in additional costs.

The airline industry is subject to environmental laws and regulations and will be subject to further environmental laws and regulations in the future. These environmental laws and regulations relate to, among other things, aircraft noise and aircraft engine emissions, the use and handling of hazardous materials, air emissions and environmental contamination clean-up. In recent years, French, Dutch, E.U. and U.S. regulatory authorities have issued a number of directives and other regulations including regulations relating to aircraft noise and age. These requirements impose high fees, taxes and substantial ongoing compliance costs on airlines, particularly as new aircraft brought into service will have to meet the environmental requirements during their entire service life. We expect to incur expenditures on an ongoing basis to comply with such regulations. Compliance with these laws could restrict our ability to modify or expand facilities or continue operations, or could require us to install costly pollution control equipment or incur other significant expenses, including remediation costs.

The assurances to KLM and the State of the Netherlands could limit our ability to take certain actions.

In connection with the combination, Air France and KLM granted certain assurances to the State of the Netherlands. The assurances granted to the State of the Netherlands have a term of five or eight years from completion of the offer, depending on the assurance in question. The State assurances are intended to preserve the network quality of KLM at Schiphol airport, which, according to the State of the Netherlands, is a matter of public interest for the Netherlands, and include certain binding commitments by both Air France and KLM. In addition, Air France and KLM agreed to certain assurances designed to preserve basic principles underlying the business combination. These assurances could limit our ability to respond to changes in the competitive or economic environments in which it will operate, and could therefore have a material adverse effect on our business and financial condition.

Financing may not be available to us on acceptable terms in the future.

Because the airline industry is by its nature capital intensive, Air France and, in particular, KLM have incurred significant indebtedness and capital commitments to finance their ongoing operations. Air France and KLM have been able to finance their operations and capital needs in part because their main assets, aircraft, have been attractive as security to lenders and other financiers. However, there can be no assurance that aircraft or any other assets held by Air France or KLM will continue to provide attractive security for lenders. Any prolonged restriction on the ability to raise money in the market in the future could adversely affect our ability to borrow, which could in turn have an adverse impact on its business and results of operations.

Unfavorable outcomes of lawsuits may weaken our liquidity position.

We are involved in various legal actions for which we have not recorded provisions because management believes they are without merit. Unfavorable outcomes of such actions could have a material adverse effect on the results of operations and weaken our liquidity position.

High labor costs or an inability to conclude future collective labor agreements on satisfactory terms may result in a decrease in our operating margins.

Wage rates have a significant effect on our operating results. Our profitability could suffer if we are not able to conclude future collective labor agreements on satisfactory terms with our employees. For the year ended March 31, 2005, labor costs represented 31.8% of our operating expenses.

Labor disruptions could result in reduced revenues and increased costs.

If we are not able in the future to renew our collective labor agreements or other key agreements with our employees in a satisfactory way, or if any strike, work stoppage or work slowdown occurs, our business, financial condition and results of operations could be adversely affected.

Disruption of air traffic control and other airport services may have a material adverse effect on our business.

Our operations rely upon the services of third parties such as those provided by air traffic controllers and public safety officials, and we use the services of third parties such as handling and private security agents in the ordinary course of its business. We have no direct control over the activities of these third parties and could be directly affected by any change, interruption or termination of their activities. Any interruption in the normal business activities of these third parties, such as operational malfunctioning or a series of prolonged strikes, or an increase in airport or rental fees charged in connection with the use of these services, could have a material adverse effect on our business, financial condition and results of operations.

The closure of terminal 2E at Roissy-CDG may affect our existing or future operations and result in additional costs.

Air France terminated operations in terminal 2E at Roissy-CDG on May 23, 2004, following the collapse of part of the roof of the newly built terminal. Terminal 2E was constructed and is owned by Aéroports de Paris (ADP) and was used primarily for Air France long- and medium-haul flights. Air France flights have been rerouted to the five other terminals at Roissy-CDG. Despite the unavailability of the facilities in terminal 2E, Air France has maintained its schedule as originally planned by relying on the remainder of the airport’s facilities. Certain Air France-KLM and SkyTeam flights have been reassigned to other terminals and certain long-haul flight times have been revised to accommodate the longer time required for ground services such as check-in, boarding and connections. In spite of the diminished service offerings available at terminal 2E and the increased costs associated with reassigning flights to other terminals, we believe these events have had no significant impact on our results of operations.

Although we are currently seeking compensation from the entities or persons liable for damages and the supplemental costs incurred in connection with the collapse of terminal 2E, there can be no guarantee that all of these costs will be reimbursed. Additionally, there can be no guarantee that Roissy-CDG’s remaining facilities will be sufficient to accommodate our regularly scheduled flights or that we will be able to maintain its flight schedule without incurring additional costs due to the rerouting of passengers or corresponding delays, which could have an adverse affect on our business, results of operations and financial condition.

We are obliged to adopt new accounting standards that may materially change our financial statements and financial reporting.

We currently prepare our consolidated financial statements in accordance with IFRS and prepare a reconciliation of stockholders’ equity, net income and certain other disclosures to U.S. GAAP. E.U. regulations require that all companies whose securities are listed in the European Union, including Air France-KLM, must apply International Financial Reporting Standards (IFRS) as adopted by the European Union in preparing their financial statements for financial years beginning on or after January 1, 2005. Our financial statements for the first quarter of the financial year ending on March 31, 2006 have been published in accordance with IFRS as adopted by the European Union.

In order to establish comparative information for our IFRS financial statements to be published for the year ended March 31, 2006, we have prepared a preliminary opening balance sheet as at April 1, 2004, the date at which the impact of the transition will be recorded in shareholders’ equity. In accordance with the recommendations of the Autorité des Marchés Financiers (AMF) relative to financial communication during the transition period, we decided to present the quantifiable impact of the transition to IFRS on our financial position and performance for the year ended March 31, 2005, on the basis of currently available estimates. These transition accounts have been submitted to the SEC on Form 6-K on June 29, 2005. The preliminary IFRS information is based on IFRS standards and interpretations of the International Accounting Standards Board (“IASB”) that are currently known, as well as assumption regarding the future interpretation of IFRS by the IASB in areas where there is not yet any definitive interpretation. As a result, the definitive IFRS financial data for the year ended March 31, 2005 that we will publish with our March 31, 2006 financial statements may differ from the preliminary IFRS transition accounts as submitted. For a discussion of the main estimated impacts of the transition to IFRS on our consolidated financial statements, see Form 6-K submitted to the SEC on June 29, 2005.

Applying these standards to our financial statements has an effect on a number of areas, including, among others, accounting for share-based compensation, goodwill and intangible assets, fair value determination of certain fixed assets and classification of balance sheet positions as debt or equity. Principal differences in accounting methods relate particularly to the first application of international financial reporting standards (IFRS 1), deferred taxes (IAS 12), investments in associates (IAS 28), consolidation and separate financial statements (IAS 27) and business combinations (IFRS 3). Because our financial statements prepared in accordance with IFRS as adopted by the European Union will differ from financial statements prepared in accordance with French GAAP, the methods used by the financial community to assess our financial performance and value publicly-traded securities, such as price-to-earnings ratios and debt-to-equity ratios, could be affected.

Risks Related to our Securities

Substantial sales of our shares or ADSs, or the issuance by us of equity-linked securities, could cause the price of our shares, ADSs, warrants and ADWs to decline.

The number of our shares available for sale or trading in the public markets has increased or may increase as a result of the exchange offer by Air France to acquire all of the outstanding common shares of KLM in exchange for Air France shares and ADSs and Air France warrants and ADWs and the following other factors:

•	on December 9, 2004, the French State sold part of its shareholding in Air France-KLM, which, together with the completion of the related employee offering in April 2005, reduced its stake in the capital of Air France-KLM to less than 20%, and

•	shares representing 9.4% of the current share capital of Air France-KLM held in Air France-KLM savings plans on behalf of employee shareholders became eligible for sale from May 2004 by those employee shareholders.

In addition, on April 19, 2005, Air France completed an offering of €449,999,989.50 principal amount of 2.75% bonds due April 1, 2020 convertible into and exchangeable for new and/or existing shares of Air France- KLM.

See “Item 4: Information on the Company — Other Significant Developments After March 31, 2005”. A total of 21,951,219 Air France-KLM shares may be issued upon conversion or exchange.

The increase in the number of our shares eligible for sale or trading, or the perception that sales may occur, could adversely affect the market or the market price of our shares, ADSs, warrants and ADWs. In addition, we may in the future issue equity-linked securities to finance our operations. This could adversely affect the market for, or the market price of, our shares, ADSs, warrants and ADWs.

Fluctuations in the exchange rate between the dollar and the euro may reduce the dollar market value of our ADSs as well as the dollar value of any dividends that we may pay.

We will pay any cash dividends on our shares in euro, and the ADS depositary will convert such euro amounts into dollars to pay any dividends on the ADSs. Exchange rate movements will affect the dollar value of these dividends as well as any other dollar distributions paid to you if you hold ADSs. Exchange rate movements will also affect the market value of our ADSs and ADWs.

Our interest in KLM may be diluted.

The State of the Netherlands may exercise an option to acquire the number of KLM preference shares B necessary to provide the State of the Netherlands with 50.1% of the capital stock and voting rights of KLM, irrespective of the total issued share capital of KLM at any given moment in the event that any key country served by KLM restricts, terminates or will restrict or terminate KLM’s operation of scheduled air services because of that country’s view that:

•	a substantial part of the share capital of KLM is not demonstrably Dutch-owned, or

•	KLM is not effectively controlled by Dutch nationals.

If the State of the Netherlands exercises this option, it will have the power, acting alone, to influence matters submitted for a vote of KLM shareholders. The amended state option has an initial duration of three years from completion of the exchange offer but may be renewed by the State of the Netherlands up to three times for periods of 12 months each.

The State of the Netherlands agreed to exercise the voting rights attached to the preference shares B acquired upon any exercise of the amended state option in accordance with the best interests of KLM and the best interests of Air France-KLM and our shareholders. However, any determination made by the State of the Netherlands as to the best interests of KLM, us and our shareholders might not correspond to our views or the views of our shareholders as to such interests.

In addition, any dispute involving the State of the Netherlands, France and a government of a key country served by KLM under the relevant bilateral treaty over Dutch ownership or under certain bilateral treaties, effective control of KLM, could divert management attention and have an impact on our business.

Because we are subject to nationality-based ownership and control restrictions, non-European Union nationals, and in some cases, European Union nationals, may be compelled to sell our shares or ADSs.

To hold a license and an Air Operator Certificate allowing them to operate scheduled airline services on European routes, European airlines, including Air France and KLM, must at all times be majority owned and effectively controlled by E.U. nationals. In addition, applicable bilateral air traffic treaties with non-E.U. countries typically require that the air carriers designated by each country to operate the routes covered by the relevant bilateral treaty be substantially- or majority-owned and effectively controlled by that country or its nationals. Either country that is a party to a bilateral treaty may withdraw or amend the terms and conditions of the operating authorization of an air carrier designated by the other country if the air carrier does not satisfy these ownership and control requirements.

Our interest in KLM may be diluted as a consequence of the application of these requirements to KLM as explained under the heading “ — Risks Related to our Securities — Our interest in KLM may be diluted”. In addition, in order to protect our authority to operate airline services in Europe and under relevant bilateral treaties, our articles of association, and the deposit agreement relating to our ADSs, contain compulsory transfer provisions whereby non-E.U. and, in certain cases, E.U. nationals, may be forced to sell all or part of their Air France-KLM shares or ADSs if 45% or more of our share capital or voting rights are held, directly or indirectly, by non-French nationals.

If you fail to comply with the notification requirements under French law and our articles of association, you could be deprived of some or all of your voting rights and be subject to a fine.

Holders of our shares, including shares represented by ADSs, are subject to various notification requirements under our articles of association and French law. Under the French Commercial Code, any individual or entity, acting alone or in concert with others that becomes the owner, directly or indirectly, of more than 5%, 10%, 20%, 33.3%, 50% or 66.6% of our outstanding shares or voting rights must notify Air France-KLM and the French Authority for Financial Markets within five trading days of crossing any of these thresholds. This notification requirement also applies to shareholders when their holding of shares or voting rights falls below any of these thresholds.

If you fail to comply with these notification requirements, your shares, including shares represented by ADSs, in excess of the relevant notification threshold may be deprived of voting rights for up to two years on the demand of any shareholder or group of shareholders holding a minimum of 5% of our outstanding shares or voting rights. In addition, all or part of your voting rights may be suspended for up to five years by a French commercial court, and you may be subject to a fine of €18,000 at the request of the chairman of our board of directors, any Air France-KLM shareholder or the French Authority for Financial Markets.

In addition, under our articles of association, any individual or entity, acting alone or in concert with others that becomes the owner, directly or indirectly, of more than 0.5% of our outstanding shares or voting rights or a multiple thereof up to 50% must notify us within 15 calendar days of crossing the ownership threshold. If you fail to comply with this notification requirement, your shares, including shares represented by ADSs, may be deprived of voting rights for up to two years on the demand of any one or more shareholders owning, together, at least 0.5% of our share capital.

Holders of our ADSs may have difficulty exercising some of their rights as shareholders.

The ADS depositary may use discretion to take action or exercise rights on behalf of each ADS holder in a number of circumstances, including the exercise of rights that holders of ADSs may have to subscribe for or acquire new Air France-KLM shares. In addition, holders of our ADSs will only be able to exercise their voting rights by instructing the ADS depositary to vote on their behalf, and, therefore, the process for exercising voting rights will take longer for holders of our ADSs than for holders of our shares. For this reason, a deadline will be set by the ADS depositary by which it must receive voting instructions from all our ADS holders. The ADS depositary will not exercise voting rights with regard to any ADSs for which it does not receive voting instructions by the deadline.

Under French law, holders of our securities have limited rights to call shareholders’ meetings or to submit shareholder proposals, which could adversely affect their ability to participate in our governance.

In general, under French law, only our board of directors may call a meeting of shareholders. In limited circumstances, a shareholders’ meeting may be called by an attorney appointed by a court at the request of the holders of 5% or more of Air France-KLM’s capital stock or a duly qualified group of shareholders who have held their shares in registered form for at least two years and together hold at least 1% of Air France-KLM’s voting rights. In addition, only shareholders or groups of shareholders representing at least 5% of Air France’s share capital may submit proposed resolutions for meetings of shareholders. As a result, the ability of holders of our shares to participate in and influence our governance is limited.

As a foreign private issuer, we are permitted to file less information with the SEC, which may limit the information available to holders of our securities.

As a foreign private issuer, we are exempt from rules under the Exchange Act that impose certain disclosure and procedural requirements for the solicitation of proxies for shareholder meetings. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and related rules with respect to their purchases and sales of our securities. Moreover, we are not required to file periodic reports with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act are required to file their reports. Therefore, there may be less publicly available information about Air France-KLM than is regularly published by or about other public companies in the United States.

Our ADS and ordinary share price could be volatile and could drop unexpectedly and investors may not be able to sell their ADRs or ordinary shares at or above the price they paid.

The price at which our ADSs and ordinary shares trade may be influenced by a large number of factors, some of which will be related to the airline industry and equity markets generally. As a result of these factors, investors may not be able to resell their ADSs or ordinary shares at or above the price which they paid for them. In particular, the following factors, in addition to other risk factors described in this section, may have a significant impact on the market price of our ADSs or ordinary shares:

•	Announcements by us of intended acquisitions, disposals or financings or speculation about such acquisitions, disposals or financings;

•	Sales of blocks of our shares by significant shareholders;

•	Potential litigation involving us or the airline industry generally;

•	Changes in recommendations by securities research analysts;

•	Fluctuations in foreign exchange rates and fuel prices;

•	The performance of other companies in the airline sector;

•	Regulatory developments in the principal markets in which we operate;

•	International political and economic conditions, including the effects of terrorist attacks, military operations and other developments stemming from such events and the uncertainty related to these developments; and

•	General economic and market conditions.

WHERE YOU CAN FIND MORE INFORMATION

We file and submit annual and interim reports and other information with the SEC. We and Citibank, N.A., the Depositary for the ADWs and the ADSs, filed registration statements on Form F-6 with the SEC on April 5, 2004, which include a form of the deposit agreements that govern the terms and conditions of the ADWs and the ADSs. These registration statements on Form F-6 may be amended from time to time to reflect changes to the terms of the ADWs and ADSs.

You may read and copy any document we file or submit at the SEC’s public reference rooms located at Room 1024, 450 Fifth Street, N.W., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our filings and submissions with the SEC are also available to the public on the SEC’s Internet web site at http://www.sec.gov. We also provide information on our website: http://www.airfranceklm-finance.com.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with and submit to it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus.

The following documents filed and submitted by us and any future filings and submissions made by us with the SEC under Sections 13(a), 13(c), 13 or 15(d) of the Securities Exchange Act of 1934, until we sell all of the ordinary shares offered hereby, are incorporated by reference in this prospectus:

•	our annual report on Form 20-F for the financial year ended March 31, 2005; and

•	our reports on Form 6-K submitted to the SEC on August 1, 2005, August 8, 2005, August 11, 2005, September 2, 2005 (relating to our first quarter results and discussing two current vacancies in our Board of Directors), September 7, 2005, September 15, 2005, September 29, 2005 and October 7, 2005.

All subsequent annual reports on Form 20-F prior to the termination of the offering, and any reports on Form 6-K subsequently submitted to the SEC or portions thereof that we specifically identify in such forms as being incorporated by reference into the registration statement of which this prospectus forms a part, shall be considered to be incorporated into this prospectus by reference and shall be considered a part of this prospectus from the date of filing or submission of such documents.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document.

We will deliver to each person (including any beneficial owner) to whom this prospectus has been delivered a copy of any or all of the information that has been incorporated by reference into this prospectus but not delivered with this prospectus. We will provide this information upon written or oral request, and at no cost to the requester. Requests should be directed to:

Air France-KLM

45, rue de Paris

95747 Roissy CDG Cedex

France

Tel: (+33) 1 41 56 75 14

Fax: (+33) 1 41 56 68 49)

Attn: Investor Relations

PLAN OF DISTRIBUTION

The delivery of 30,062,200 Air France-KLM ordinary shares offered in this prospectus may be effected, from time to time upon the exercise of the warrants and ADWs, in transactions by or for the account of Air France-KLM, in each case in accordance with the procedures and subject to the limitations described in “Item 10: Additional Information – Warrants” in our latest Annual Report, incorporated by reference herein.

Three warrants entitle their holder to subscribe for or acquire two new or existing Air France-KLM ordinary shares at an exercise price of €20 per Air France-KLM ordinary share, subject to adjustments upon the occurrence of certain events. The Air France-KLM warrants will be exercisable at any time during a period of 24 months beginning on November 6, 2005. Additional information regarding the delivery of the ordinary shares upon exercise of the warrants is contained in “Item 10: Additional Information – Warrants” in our latest Annual Report, incorporated by reference herein.

Three Air France-KLM ADWs entitle their holder to subscribe for or acquire two new or existing Air France-KLM ordinary shares, or ADSs representing two Air France-KLM ordinary shares, at an exercise price of €20 per Air France-KLM ordinary share, subject to adjustment upon the occurrence of certain events and further subject to the fees of the Depositary for the ADWs. Additional information on the exercise of ADWs is contained in “Item 10: Additional Information – American Depositary Warrants” in our latest Annual Report, incorporated by reference herein.

At the time a particular issuance of ordinary shares upon exercise of warrants or ADWs is made by or on behalf of Air France-KLM, to the extent required, a copy of this prospectus will be distributed. We have undertaken to maintain the effectiveness of a registration statement, including a prospectus, with respect to the ordinary shares to be delivered upon exercise of the warrants or ADWs for so long as the warrants or ADWs are outstanding. We may restrict the exercise of warrants or ADWs under the circumstances described in our latest Annual Report incorporated herein by reference under the heading “Item 10: Additional Information – Warrants”.

The ordinary shares issued upon the exercise of warrants or ADWs may be delivered in the form of Air France-KLM ordinary shares or ADSs, each of which currently represents the right to receive one ordinary share.

Any requests for the exercise of warrants, including warrants represented by ADWs, during any calendar month will take effect at the earlier of the following two dates (an “Exercise Date”): (i) the last business day of such calendar month, and (ii) the seventh business day immediately preceding the expiration date of the warrants. Warrantholders (including holders of ADWs who have elected to receive ordinary shares upon the exercise of the warrants represented by their ADWs) will receive Air France-KLM ordinary shares on the seventh business day following the Exercise Date. Holders of ADWs, who elect to receive Air France-KLM ADSs upon the exercise of the warrants represented by their ADWs, will receive Air France-KLM ADSs promptly following the deposit with the Depositary of the Air France-KLM ordinary shares delivered as a result of the exercise of the underlying warrants.

In the United States, the Netherlands, and in France, trades in the secondary market of equity securities generally are required to settle on the third business day after the trade is entered into, unless the parties to any such trade expressly agree otherwise.

Accordingly, exercising Air France-KLM warrant or ADW holders who wish to trade Air France-KLM ADSs or ordinary shares at any time (in the case of Euronext Amsterdam on an over-the-counter basis only) before the Air France-KLM ordinary shares or ADSs to be delivered on exercise have been received may be required, by virtue of the fact that the Air France-KLM ADSs and ordinary shares will not be delivered to them within three business days after exercising the Air France-KLM warrants or ADWs, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Exercising Air France-KLM warrant and ADW holders who wish to trade Air France-KLM ordinary shares or ADSs delivered upon exercise of Air France-KLM warrants or ADWs at any time before the date on which the Air France-KLM ordinary shares or ADSs are received by them should consult their own trading and settlement advisors.

The exercise price of the warrants is adjustable upon the occurrence of certain events in accordance with the terms and conditions of the warrants as described in “Item 10: Additional Information – Warrants – Restrictions on Exercisability” in our latest Annual Report, incorporated by reference herein.

Air France-KLM warrants and ADWs not exercised during the applicable exercise period will become automatically void at the end of the applicable exercise period.

This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

LEGAL MATTERS

The validity of the ordinary shares offered hereby will be passed upon for us by Linklaters, Paris, France.

EXPERTS

Air France-KLM consolidated financial statements as of March 31, 2005, 2004 and 2003, and for each of the years in the three-year period ended March 31, 2005, have been incorporated by reference herein in reliance upon the report of Deloitte & Associés and KPMG S.A., independent registered public accounting firms, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing. Such report draws the attention to the following points:

(i)	the changes in accounting principles generally accepted in France adopted by Air France-KLM as described in Note 2.1 to the consolidated financial statements;

(ii)	the change in accounting estimates described in Note 2.2 to the consolidated financial statements that relates to the frequent flyers loyalty programs;

(iii)	the main assumptions used in KLM’s purchase price allocation and the fair value determination of its assets and liabilities at the acquisition date described in Note 3.2. Air France-KLM is awaiting for some further clarifications from the International Accounting Interpretation Committee (“IFRIC”) in connection with the recognition of the pension asset surplus. In the meantime, Air France-KLM decided not to amortize from the second quarter of the year ended March 31, 2005, the portion of the negative goodwill resulting from the recognition of KLM’s pension asset surplus; and

(iv)	the restatement of certain 2004 and 2003 financial statement information prepared in accordance with accounting principles generally accepted in the United States of America, described in Note 35.